UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

ZELTIQ AESTHETICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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On March 31, 2017, Mark Foley, President and Chief Executive Officer of ZELTIQ Aesthetics, Inc., sent an email to ZELTIQ employees as follows:

DATE:	March 31, 2017
TO:	All ZELTIQ Colleagues
FROM:	Allergan + ZELTIQ Integration Management Office
RE:	Allergan + ZELTIQ Integration FAQs

Recently, some of you have kindly submitted questions to us related to the combination of our two great companies. Many of the questions we have received are regarding the overall integration process and how important items like benefits will be transitioned. We are pleased to share answers to these questions below.

We will continue to provide you with updates and milestones as our pre-integration planning progresses. You can find a PDF of this FAQ in a folder titled Allergan Integration on our internal SharePoint site hosted on Office365, which is accessible via Okta. We will continue to post communications to this location for your convenience. If you should have any issues, please contact the helpdesk at helpdesk@zeltiq.com or call 1-855-ZELTIQ3 (935-8473).

In the meantime, please continue to submit your questions to AcquisitionQuestions@zeltiq.com. Thank you for all that you continue to do for our customers, partners, and colleagues.

Integration Process

What is the strategy behind the integration?

Over the past few years, Allergan has transformed itself into a branded biopharma and global aesthetics leader, in part, by maximizing the value of several strategic combinations. This well-tested integration strategy is smart, efficient and focused on bringing our two companies together rapidly and with a bias for maintaining business momentum.

How will the integration process be managed?

On March 8th, we held the Kickoff Meeting for the join Pre-Integration Planning team in Berkeley, California. ZELTIQ and Allergan colleagues used the meeting to better understand each other’s respective business and how we both operate. We also established functional working groups tasked with identifying key integration items, a process for moving forward, and a timeline to make sure that we will have a successful integration following the expected close.

What do you expect of employees during the period between announcement and closing?

The employees of each company must focus on their respective businesses, to ensure that we do not lose momentum. During this period between announcement and closing, some employees may be asked to participate on the teams that will support the integration planning process.

What happens if the deal does not close?

Both companies, as part of the due diligence process prior to the announcement, have assessed the potential risks that could prevent successful completion of the transaction. We are confident that the acquisition represents a business combination that is in the best interest of consumers around the world, shareholders of the respective companies, and our global employees and meets all legal and regulatory requirements for successful completion. However, should the acquisition fail to close successfully for any reason, the agreement would terminate and the two companies would continue to operate as separate entities.

What approvals are needed to close the transaction?

We are working closely with the U.S. Federal Trade Commission (FTC) and other governmental authorities around the world to secure all necessary regulatory approvals. Additionally, the deal requires approval by ZELTIQ shareholders.

Benefits

What will happen to our benefits after the deal closes? If we change benefits providers this year, how will co-pay and deductibles be handled? What will happen to the money in our Flexible Spending Accounts (FSAs) after the closing?

We are working on the plans on how your benefits will transition after close, and we will communicate those with you as soon as they are finalized. In the meantime, please note the following:

•	After the close, we will strive to minimize any disruption to your benefits. For your medical plan coverage, amounts accrued towards your deductible and out-of-pocket maximum will be credited if/should your medical carrier and plan change to the Allergan benefits during the plan year. More information on benefits will be shared after the close.

•	The money you have contributed and the amount you elected for your healthcare and/or dependent care FSA remains yours to spend for the remainder of the plan year.

Does Allergan offer new parent leave?

Allergan does offer its employees new parent leave. You will receive more information about Allergan’s benefits in future communications.

What happens to our Paid Time Off Balances?

Post close your PTO balances will not change. Once you transition to the Allergan PTO policy, your unused PTO balances will be carried over. If you are separated from the company post close, any unused PTO will be calculated through your separation date and paid in accordance with state regulations.

How will my bonus be calculated and paid?

The 2017 Corporate Incentive bonus, based on company performance, will be prorated depending on the timing of the close of the Acquisition. Post close, eligible ZELTIQ employees will participate in the Allergan incentive plan for the remainder of the performance period in 2017.

•	Will I be eligible to receive severance benefits if I do not continue employment with Allergan?
•	You will be eligible to receive severance benefits (cash severance) according to the terms of the applicable severance plan if you are not offered a job with Allergan.

Equity

What is the final exchange ratio that will be applied to unvested stock options and RSUs that are assumed and converted by Allergan?

The final “exchange ratio” (rounded to the nearest five decimal places) will be calculated by taking the deal price of $56.50 divided by the Allergan volume-weighted average trading prices of Allergan shares for the 10 trading days ending with, and including, the third to last trading day prior to the closing of the acquisition.

What happens to my vested stock options?

Any vested stock options with an exercise price of under $56.50 will be cashed out at $56.50 per share in cash less the per share exercise price applicable to each option, without interest, and less any applicable withholding taxes. This payment is expected to be made to you in cash within five business days following the closing of the acquisition.

What happens to my unvested stock options?

Unvested stock options will be assumed and converted to Allergan stock options. The conversion will be done using the exchange ratio described for vested stock, and applying that exchange ratio to both the number of options and the strike price. The exercise per share will be adjusted so that, after the closing, the aggregate exercise price is the same as it was immediately prior to the merger (subject to rounding). Of course, after this conversion, the value of your options will fluctuate based on the value of Allergan’s stock price. The number of Allergan options that you will receive following the conversion will be rounded down to the nearest whole number and the exercise price of the Allergan Options will be rounded up to the nearest cent. The vesting terms of the options will remain the same after the merger.

For example, if you have 2,000 ZELTIQ unvested stock options with an exercise price of $45.00 and the exchange ratio was determined to be .677, the calculated post-rollover number of options would be approximately 1,354 in assumed and converted Allergan options, and they would have an exercise price of $66.46.

What happens to my unvested RSUs?

Any unvested RSUs will be exchanged for restricted stock units to acquire ordinary shares of Allergan plc. This conversion will be done in the same manner as the option share conversion described above. The vesting terms of the RSUs will remain the same after the merger, and upon vesting you will receive shares of Allergan stock.

For example, if you have 2,000 ZELTIQ unvested RSUs and the exchange ratio was determined to be .677, the calculated post-rollover number of RSU shares would be approximately 1,354 in assumed and converted Allergan RSUs.

What will happen to the Employee Stock Purchase Plan (ESPP)?

The ESPP will terminate at the closing of the acquisition and the purchase period adjusted to allow for a pro-rated purchase of ZELTIQ stock to reflect the shortened offering and purchase period.

Does Allergan offer an Employee Stock Purchase Plan (ESPP)?

Allergan does not offer an ESPP.

Additional Information and Where to Find It.

In connection with the proposed transaction, ZELTIQ Aesthetics, Inc. has filed documents with the SEC, including a definitive proxy statement relating to the proposed transaction. The definitive proxy statement has been mailed to ZELTIQ Aesthetics stockholders in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENTS BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of the definitive proxy statement and other related documents filed with the SEC at the SEC’s web site at www.sec.gov, on ZELTIQ Aesthetics’ website at www.zeltiq.com and by contacting ZELTIQ Aesthetics Investor Relations at (925) 474-2422.

ZELTIQ Aesthetics, Allergan plc and their respective directors and executive officers may be deemed participants in the solicitation of proxies from the stockholders of ZELTIQ Aesthetics in connection with the proposed transaction. Information regarding the special interests of ZELTIQ Aesthetics’ directors and executive officers in the proposed transaction is included in the proxy statement described above. The definitive proxy statement is available free of charge at the SEC’s web site at www.sec.gov and from ZELTIQ Aesthetics Investor Relations as described above. Information about Allergan’s directors and executive officers can be found in Allergan’s definitive proxy statement filed with the SEC on March 24, 2017. You can obtain a free copy of this document at the SEC’s website at www.sec.gov or by accessing Allergan’s website at www.allergan.com and clicking on the “Investor Relations” link and then clicking on the “SEC Filings” link.

Forward-Looking Statements

Statements above regarding the anticipated benefits of the transaction between Allergan and ZELTIQ Aesthetics and expectations regarding future events constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward looking statements, including: the transaction is subject to closing conditions that if not met or waived would cause the transaction not to close; the ability of Allergan to successfully integrate ZELTIQ Aesthetics’ operations, product offerings and employees; the ability to realize anticipated synergies and cost savings; the failure to retain customers and/or key employees; and the other factors described in Allergan’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and other filings with the U.S. Securities and Exchange Commission. ZELTIQ Aesthetics and Allergan disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this letter.